FOR IMMEDIATE RELEASE

Exhibit 99.1

HV Bancorp, Inc. Announces Common Stock Repurchase Program

(April 19, 2019) – Huntingdon Valley, PA – HV Bancorp, Inc., (NASDAQ: HVBC) announced today that the Board of Directors approved a plan to repurchase, in open market and privately negotiated transactions, up to 100,000 shares of the Corporation’s outstanding common stock, which may be adjusted for future stock dividends, stock splits or other similar transactions. The Corporation believes the repurchase of its stock may increase the return on equity and the net income per share of the remaining outstanding shares of common stock and enhance long-term shareholder value. The purchases are funded with liquidity based on capital levels in excess of regulatory requirements. These stock repurchases are not expected to have a material impact on capital levels due to the consistent nature of the buyback plans. The specific prices, numbers of shares and timing of purchase transactions will be determined by the Corporation from time to time in its sole discretion.

About HV Bancorp, Inc.

HV Bancorp, Inc., headquartered in Huntingdon Valley, PA, is the bank holding company for its wholly-owned subsidiary Huntingdon Valley Bank. HV Bancorp, Inc.’s principal executive offices are located at 3501 Masons Mill Road, Suite 401, Huntingdon Valley, PA.

Huntingdon Valley Bank operates four full-service bank offices and one limited service office and primarily serves communities located in Montgomery, Bucks and Philadelphia counties in Pennsylvania.  Huntingdon Valley Bank has been serving the community since 1871. For more information about HV Bancorp, Inc., visit the Corporation’s web site at www.myhvb.com.

Notice Regarding Forward Looking Statements

This news release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results of HV Bancorp, Inc. to be materially different from future results expressed or implied by such forward-looking statements. These forward-looking statements can be identified by use of terminology such as “expect”, “plan”, “anticipate”, “believe”, “estimate”, and similar words that are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the SEC, including the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K.

Contact: Joseph C. O’Neill, Jr., EVP /Chief Financial Officer Phone: (267) 280-4000 ext. 6232